FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
November 11, 2005
10:00 a.m. CT

Operator: Before we begin our discussion today, we note that this conference call may contain various forward-looking statements that involve risks and uncertainties regarding various matters, including, without limitation, the success of our business strategy, including our acquisition, renovation and repositioning plans, our ability to close pending acquisitions and the timing of those acquisitions, ability to obtain required financing, our understanding of our competition, market trends, our ability to implement our repositioning plans on time and within our budgets, projected capital and renovation expenditures, demand for shop space and the success of our lease-up plans, availability and credit worthiness of current and prospective tenants and lease rates and terms.

The forward-looking statements are based on our assumption and current expectations of future performance. These assumptions and expectations may be inaccurate or may change, as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may differ materially from our forward-looking statements.

Today’s conference is being recorded.

At this time for opening remarks and introductions, I would like to turn the conference over to Mr. Larry Feldman, Chairman and Chief Executive Officer. Please go ahead.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Lawrence Feldman: Good morning. Thank you for joining us today on our conference call to discuss the third quarter of 2005 earnings. With me today is Tom Wirth, our Chief Financial Officer, and Jim Bourg, our Chief Operating Officer.

First of all, I’m pleased to announce that we’ve just begun construction on the renovation of our Colonie Center Mall in Albany, New York. Colonie will be undergoing a massive transformation from a Class B mall all the way to Class A. A few of the highlights of the Colonie project are as follows. One, Colonie is home to a Macy’s department store, doing approximately $60 million in sales. The Macy’s at Colonie caters to the most affluent shopper in the Albany marketplace.

Number two, a strong national retailer has just committed to over 30,000-square feet at the property and a lease with that tenant is expected to be signed within the next 30 days. We also expect to sign leases shortly with two major, very powerful drawing restaurant tenants. Another strong retailer has committed to 30,000-square feet at the property and a lease with that tenant is expected to be signed within the next 30 to 45 days. This tenant is a name-brand tenant and Colonie will be this tenant’s only store in the region.

Regal Cinemas has committed to a high-end theater that will sit atop the mall. The theater will feature a skylight that will rise 10 stories in height, and which will be visible to Interstate 87. These new powerful-drawing tenants will join the following existing anchors. Sears, Boscov’s, Christmas Tree, FYE and Steve & Barry’s. In addition, Colonie is already home to a number of solid national tenants, including Victoria’s Secret, American Eagle, Bath & Body Works, the Gap, Gap Kids, CJ Banks, Motherhood Maternity and Finish Line.

Ultimately, we expect that our combined anchor-tenant sales at Colonie will reach well over $230 million in volume, and that these high sales volumes will translate into higher shop sales. Sales at Colonie are presently at nearly $300 a foot. We expect that the new incoming tenants at Colonie, combined with a major renovation of the mall, will sharply boost that sales figure.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

I’m also pleased to advise you that our Foothills Mall continues to perform well and is well on its way to becoming a first-class mall. Excluding temporary tenants, the shop occupancy at Foothills Mall has just reached an all-time high of 95.6 percent. The overall occupancy of the Foothills Mall, including anchors, is 98 percent and same store shop sales have risen 6.1 percent. More importantly, shop sales at Foothills are now nearly $300 a foot, up from about $260 a square foot when we acquired the mall in 2002, and we’re continuing to see a very positive growth trend of sales at Foothills.

Foothills has become a very successful entertainment destination. In spite of a box-office slump, the theater sales revenue at Foothills are up eleven-and-a-half percent over last year. The mall has over a half-dozen restaurants, with sales approach $400 a square foot. And, Barnes & Nobles at Foothills has a trailing 12-month sales of approximately eight-and-a-half-million dollars, which is up seven percent over the prior year. Barnes & Noble has reported continuous sales increases at Foothills over the past 28-consecutive months. All of these positive trends at Foothills are bringing us closer to our goal of achieving a capital event during the course of 2006.

Harrisburg Mall continues its up trend of same store sales and aggregate sales. However, much more redevelopment will be occurring during the course of 2006, which we expect will accelerate the pace of Harrisburg Mall’s conversion to a Class A mall. We also expect to begin construction during the first and second quarters of 2006 on Stratford Mall, Tallahassee Mall and Northgate Mall. Big-box leasing activity at both Northgate and Stratford is active and we expect to announce lease commitments for certain key tenants at these properties during the fourth quarter of 2005 and the first half of 2006.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

As most of you know by now, we issued a press release on October 31st, announcing the hiring of Wayne Snyder as our chief development officer. Wayne is literally one of the best people in the United States that we could have hired for this position. Wayne has nearly 30 years of experience in the mall business. Wayne was the chairman and CEO of Kravco, now called “Simon Kravco.” Under Wayne’s leadership, Kravco owned or managed 63 malls throughout the eastern seaboard. Wayne began at Kravco and worked on a property called “King of Prussia.” When Wayne originally started with that mall, back many years ago, it was an OK mall. Most of you probably now know that this property is one of the top 10 malls in the country and Wayne was the guy that led the entire redevelopment team for that project.

Now let’s turn to earnings. As we’ve indicated in our press release today, our FFO for the third quarter was 25 cents a share, and our guidance for the fourth quarter is for a range between 25 and 27 cents a share. The contributing reasons we stated in our press release of November 2nd, for the lower guidance were, number one, very high Sarbanes-Oxley costs. As an IPO, we have until December 31 to comply with the requirements of Sarbanes-Oxley. We expect that we will comply. The good news is that looking ahead to the first quarter of 2006, we expect that there will be a significant drop in the administrative costs related to Sarbanes-Oxley.

The other two items that are impacting earnings near term are that renewal rental rates have come in lower than anticipated, with respect to undeveloped real estate. Our strategy has been very simple. While we’re incurring major construction and undergoing major redevelopment at our malls, we are making sure that we keep all of our tenants in occupancy, so we’ve been cutting deals to renew tenants at somewhat lower rental rates than we originally anticipated. And, finally, the lease up of the vacant space has not gone as quickly as we had hoped. Now that’s the bad news.

The good news is that as we look out into 2006, we’re delighted about the fact that we’ve entered into letters of intent and have leases in advanced stages of negotiation, with tenants aggregating well over 200,000-square feet. We expect to actually execute these leases within the next 30 to 60 days. These pending leases consist of movie theaters, very attractive and powerful drawing restaurants and top national retailers. We expect that these tenants will ignite existing tenant sales, once these tenants take occupancy in late 2006 and into the first half of 2007.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

In addition, as we look out into 2006, we’re advancing negotiations with at least two separate joint venture partners. We look forward to redeploying the proceeds from such joint ventures into capital improvements at our other malls, as well as into new accretive acquisitions.

At this point, I’d like to turn the call over to Tom Wirth, our CFO, to discuss the Company’s financial results.

Thomas Wirth: Thank you, Larry.

Like most of you know, on November 2nd we lowered our guidance estimates for the third quarter by five cents per share, or a range of 28 to 30 cents per share to 23 to 25 cents per share – and we have reported 25 cents per share. I would like to first start out by outlining the reasons for the reductions in guidance before reviewing the quarterly results.

Our MG&A costs for Sarbanes-Oxley were $350,000 for the third quarter, which is above our projected cost of $50,000. As Larry mentioned earlier, we have made a decision to renew our tenants at reduced rental rates, in order to maintain occupancy levels at our properties that are undergoing redevelopment. While these renewals have resulted in lower rental rates, we have been able to renew approximately 75 percent of the expiring leases during the quarter. With respect to leases that were renewed at lower than expected rental rates, a vast majority of those leases were renewed with short-term leases of one to two years.

The leasing of vacant space, speculative leasing, has been below our budget properties undergoing redevelopment. Foothills is a notable exception, with better than expected occupancy. We also feel the conditions outlined above will have a similar effect on our fourth quarter results, which I will discuss in a few minutes.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Turning to our third quarter results, we had the following highlights. Foothills continues to produce good same store sales increases, as sales per square foot increased 6.1 percent. Please note that we define same store sales as representing shop tenants not in bankruptcy, with less than 10,000-square feet and tenants that have been in occupancy for at least 24 months. And, actually with the improved sales and leasing results at Foothills, we have seen the Foothills NOI increased approximately 20 percent for the three months ended September, as compared to the same period in 2004, driven by improved occupancy of in-line shops.

The quarter also included the accretive effect contribution from our two recent acquisitions, the Northgate Mall, located in the northwestern suburbs of Cincinnati, Ohio, and the Tallahassee Mall, located in Tallahassee, Florida. Our (FAS) for the third quarter was 16 cents per share and was reduced by $350,000 of recurring capital, $190,000 of straight-line rent, $290,000 of FAS 141 market income and by a $600,000 expense reduction, due to FAS 141, for acquired assets debt of Northgate in Tallahassee, due to the above market nature of their fixed-rate financings.

With the acquisition of Northgate in Tallahassee, our mortgage indebtedness totals $307.5 million, with approximately 83 percent of our debt fixed rate or hedged. Approximately 17 percent of our debt is floating rate. Our current leverage to depreciated costs – un-depreciated cost is 75 percent and our debt-to-market cap is 67 percent, based on yesterday’s closing stock price of $10.64. Our quarter end cash position is $15.4 million and will be retained to fund our 2006 capital project. However, we will require additional sources of cash in 2006. As Larry discussed earlier, we plan to fund these needs from several joint venture transactions and we are also negotiating for a modest unsecured credit line to supplement our joint venture equity.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Looking at the fourth quarter, we are issuing FFO guidance in a range of 25 to 27 cents, which translates into 90 to 92 cents for the full year. The fourth quarter guidance reflects the following. Earnings in the fourth quarter expected to improve – earnings for the fourth quarter are expected to be improved by an increase in property (level) NOI, totaling about $500,000, which will be primarily due to the seasonality of temporary and specialty leasing. The positive effects from seasonal leasing is expected to be partially offset by the negative impact of higher MG&A expense, which we estimate to be 7.1 million for the fourth quarter.

The increase in MG&A costs for the third quarter and fourth quarter is primarily due to our increased costs related to Sarbanes-Oxley. These costs have been higher than anticipated and should reduce significantly once we reach 2006 and we expect those to decrease by approximately 50 percent.

Interest expense is going to be approximately $4.3 million in the fourth quarter. The increase, or a slight increase is primarily due to our floating-rate debt at Colonie Center, which is $50.7 million, and we expect to see higher LIBOR rates throughout the rest of the quarter. In addition, we also plan to extend that loan sometime by the end of the year. Our FAS 141 income will be approximately $350,000 for the quarter and FAS should be in the range of 17 to 19 cents in the fourth quarter.

As Larry stated earlier, we are pleased about our progress we are making on our new leasing. We expect to execute a significant amount of new leases related to big-box leasing, as a number of our properties are undergoing redevelopment. However, a majority of this leasing is on newly constructed square feet and will not be generating any rental income until the latter part of the third and fourth quarter of 2006 and the first part of 2007. We also believe that speculative leasing and smaller in-line space will begin contributing to earnings late in 2006. Until the redevelopment projects near completion and these larger tenants take occupancy, we anticipate continued roll down in rents that are expiring in 2006. We view the rent roll downs as short-term problems, rather than fundamental shifts in the viability of redevelopments.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Looking ahead to 2006, we may be able to partially offset the impact of the rental rate roll downs from fees that we expect to generate from new joint venture activity and from new accretive acquisitions, as we re deploy the proceeds from such joint ventures. I will provide an earnings guidance on the potential impact of these joint ventures and potential additional acquisitions as soon as the timing and amounts of such capital activity is better known.

In conclusion, while we are disappointed by the near term earnings outlook, we are very optimistic that our development projects will generate long-term value and earnings growth.

I will now turn the call back over to the Operator to begin the question-and-answer portion of the call.

Operator, you may begin the Q&A.

Operator: Thank you. We’ll go first to the site of Paul Morgan with Friedman Billings Ramsey. Please go ahead, your line is open.

Paul Morgan: Good morning. Could you just quantify the roll downs that you’re experiencing and whether they’re concentrated in any particular mall?

Lawrence Feldman: This is Larry Feldman. Good morning. We are experiencing them primarily in the malls that have undergone no redevelopment. That is, obviously, four out of our six malls. Harrisburg is sort of partial redevelopment. And, as Tom stated at the beginning of the call, we are seeing a notable positive exception in Foothills, where we’re seeing good same store sales numbers, as well as the good spreads. But, with respect to the undeveloped properties, we are seeing roll downs.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

The good news is that, as Tom stated, we are successfully renewing about 75 percent of our tenants, and with respect to the tenants that we are renewing at lower than anticipated rental rates, these terms are typically one to two years, as opposed to a long-term problem.

Paul Morgan. If you look back at the financials of the malls, before you had acquired them, is this a change in the way these malls have been performing, or are they just kind of in a steady decline that is just continuing until you execute redevelopment?

Lawrence Feldman: I think it’s fair to say that when we buy these malls they are either flat or declining. Maybe perhaps Tallahassee might be a notable exception to that, but for the most part, most of our malls are either flat or declining when we acquire them, so the tenants that are in them, for the most part, are public companies and they’re under tremendous pressure to show good same store sales quarter-to-quarter, just as we are as mall company.

So, they say to us, “look, you know, we’ll just close this store and reopen in two years after you work your magic with the redevelopment.” And, we say, “wait a minute guys, we want to renew you. We want you to stay. You’ve got to, you know, slide through this redevelopment a little bit.” And, the price that we’ve had to pay basically to get that to happen has been greater than we anticipated.

Paul Morgan: If I look out and think about 2006, 25, kind of 26 cents in the second half of this year, you know, except for the redevelopments, which you’re saying will hit in the fourth quarter of next year – start then – I mean is there any reason for me to – you know, is there any comfort I could take that actually the number is not going to go down from here in the interim period, as you experiencing these roll downs throughout the first half of next year and from trying to get a handle on 2006?

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Lawrence Feldman: As we go out and look at into 2006, Paul, there are positive indications, with respect to fee streams that we expect from joint ventures and potential redeployment of capital proceeds from joint ventures to acquire accretive acquisitions.

On the other hand, they will be offsetting roll downs that will mitigate the benefits of the fee stream and redeployment. So, as we get closer into the first quarter, and we will give guidance on a quarter-to-quarter basis, clearly I don’t believe that the $1.27 or $1.29 that is the Street consensus right now for ‘06 is a realistic number. We’re going to be lower than that, but we do not expect a significant deterioration at the NOI level at the properties. The properties are all undergoing redevelopment. Most of them have good, brisk activity in the form of big-box leasing, so we would not expect a significant deterioration at the property level.

Paul Morgan: But, have you been experiencing some – so you’re saying not a significant one? But, you’ve been facing that this year, so is it possible even that as you start construction that that could cause some worsening of it, as space gets taken off line, or just because of the overall construction?

Lawrence Feldman: There is the potential for that, Paul, but I would not characterize it as material, because it could be counteracted by other lease up that’s going on. However, I will caution you that the bulk of our lease up is back ended to ‘06, in terms of its significant traction.

Paul Morgan: Right. In terms of the – and you mentioned redeploying proceeds from a joint venture, or an asset sale, into accretive acquisitions as a means for growth next year. I mean with interest rates rising and cap rates compressing for your product, and actually it just seems to me not a ton of product on market right now. How are you comfortable that the acquisitions would actually be both in your target set and accretive?

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Lawrence Feldman: It’s a fair question, Paul. I would say, first of all, look at the last 10 to 12 months. We’ve acquired several hundred million-dollars worth of malls, in spite of a very heated market to acquire these properties. We have been able to acquire them and we have acquired them accretively. Going forward into ‘06, as cap rates continue to fall and rates rise, I think the extent of accretion will be diminished, so I think your point is definitely a fair point.

Counteracting that will be the fact that we intend to do new acquisitions in a joint venture format, such that (IRI) on the reduced amount of equity that we’ll be putting in, typically say 25 percent of the equity, will be quite healthy, because of the fee stream that we’ll develop and the potential for back ended promotes through the success of the real estate down the road.

Paul Morgan: OK. And, I guess the last question is sort of – just in terms of general timing of some events and setting expectations, your joint venture and asset (deals), when should we expect some kind of clarity or details about the plans there and the timing?

Lawrence Feldman: I think you will see a transaction on the Colonie project by year-end. There could be additional joint ventures announced in the first quarter.

Paul Morgan: And, then similar timing on – you’ve got 200,000-square feet under negotiations and is there some expectation that you could set, in terms of when we’ll see signed leases?

Lawrence Feldman: As we stated in the earlier prepared remarks, we’re expecting the bulk, if not all, of these leases to be signed within the next 30 to 60 days. However, you should not anticipate that the occupancy of those tenants will be immediate. Many of these are big-box tenants that take a significant amount of time to build out. The good new is that, with respect to those tenancies, they are great marquee names that will help spur on additional leasing, but that will take time before the actual occupancies occur.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Paul Morgan: I mean if you do a deal at year end, do you actually expect that you’d be able to have that income producing before the end of next year?

Lawrence Feldman: When you say a deal, are you referring to a lease or a …

Paul Morgan: Anchor lease.

Lawrence Feldman: Yes, in certain instances we expect that some of the occupancies will occur as early as August of 2006. I would say that’s probably the earliest of the big-box occupancies, with the outside date being May ‘07. That’s really how it sort of comes in, in terms of these new leasing big-box activity.

Paul Morgan: OK, thank you.

Lawrence Feldman: Thank you, Paul.

Operator: Once again, please press star one on your touch-tone phone if you’d like to ask a question. We’ll go next to the site of David Ronco with RBC Capital Markets. Please go ahead, your line is open.

David Ronco: Hi. Good morning guys. I’m sitting here with Jay Leupp.

Lawrence Feldman: Good morning, David.

Male: Morning.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

David Ronco: Good morning. You know, the first question really I guess is in addition to Paul’s. I’m just trying to separate internally generated NOI from – NOI from acquisitions, as I look at 2006, and you did talk about that a little bit. Should I think – I mean basically you have a situation where you’re going to have roll downs, but then you’re going to have some additional leasing. Should we just assume that internally-generated NOI is going to be flat in 2006?

Thomas Wirth: It’s Tom, David. I would say that that’s – yes that’s a fair assessment, in terms of looking at the NOIs. We will see some roll down, as we’ve said, on the leases and taking a look at where those – you know, where our lease expirations look to be in the first half of the year.

But, we do expect some lease up to occur – leasing expirations are occurring in a couple of malls that we feel a little better about, in terms of Tallahassee being somewhat stable, and Foothills also doing quite well. So, I would agree with that assessment, except for, as we said, with the fourth quarter there is the specialty leasing that is coming on line for the quarter and most of that should roll off as we get into the first quarter and then be somewhat flat going out for the first, you know, three quarters of the year.

David Ronco: OK. And, then I have several questions on joint venture activity and strategy. The first one is with regard to Foothills. I mean the numbers there, as you said, all-time high in occupancy, sales look they’re up 15 to 20 percent since you acquired the mall. How much is left to do there and talk to me about the decision to pursue a sale there versus at Colonie, where you guys just acquired the mall. I’m assuming in the short time you’ve owned it, while you have made some progress, haven’t been able to create nearly as much value as you have at Foothills.

Lawrence Feldman: With respect to Foothills, as we had indicated in previous calls, we definitely expect a capital event in 2006. And, the continued progress on the same store sales, occupancy, et cetera, plus the great demographics that Tucson has, I think will give us a great story to go out and joint venture that property by selling off as much as 80 percent of the equity and then redeploying it. So that is well underway, in terms of the plan being implemented in 2006.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Colonie has the potential down the road to actually be more successful overall than any mall that we’ve ever worked on. What’s happening right now at Colonie, with respect to the leasing, is very exciting. The only caution I will put out to you is that you shouldn’t expect that this is going to have an immediate quarter-to-quarter benefit as you get down into early 2006. Overall, in terms of any (recreation), I think that what’s happening at Colonie is potentially very, very exciting.

David Ronco: OK.

Lawrence Feldman: The reason I say that is the line up of the quality and caliber of the tenants that will be put into place at Colonie and beefing up what is already good anchor tenant sales at Colonie.

David Ronco: OK. That kind of leads into my question, Larry. I mean in terms of strategy here, obviously you guys have been very vocal about the strategy to go in, acquire under-performing malls, turn those malls around, you know, boost sales per square foot, occupancy, basically every metric, create a lot of value and then go out and find a joint venture partner, once you feel the mall is close to full valuation. It appears as though – you’re talking about 2006 going in with a joint venture partner from the outset. Is that a shift in strategy, or what’s your thinking there?

Lawrence Feldman: David, our thinking is that when you go out to a sale or an exit joint venture, you need to show a trend line to that purchaser or joint venture partner that looks attractive. And, we can show that on Foothills. We’d like to get to $400 a square foot on Foothills before we even go to the market. And, in an ideal world, I’d say the answer is yes, but we think that if we show that we were at $260 a foot, and now we’re just about $300, and that trend line is accelerating and occupancy is accelerating and the demographics of Tucson are strong, this is an attractive asset now that we think could be ready for exiting.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

And, we don’t necessarily have to wait to get the last dollar out of the asset that we might otherwise get. We’re better off taking the proceeds of that sale and redeploying it to the next under performer, rather than waiting until the last nickel, in terms of exiting. That’s really the strategy. We had promised this to our investors on our road show. We’ve consistently stated that we would be different than the rest of the mall pack, in that we would be a recycler of capital, so we have to remain true to that strategy.

David Ronco: Yes. No, my question was more pertaining to upcoming acquisitions. The Foothills joint venture would make perfect sense, at this stage in the mall’s life. I was talking about 2006 acquisitions and your comments about going in with a joint venture partner on the acquisition right away.

Lawrence Feldman: Sure. In terms of entering at the initial get go, it depends on the individual property. In Colonie we feel that we need an incoming JV partner, because of the sheer magnitude of the dollars required. This is a very large capital undertaking at Colonie, and from a risk exposure we think that it makes sense to bring in a JV partner at the get go, with respect to Colonie. Tallahassee, for example, is sort at the other end of the extreme. We probably would not envision, in the near term, going with an entry JV partner. Does that answer your question, David?

David Ronco: No that does. Here’s the bigger picture question, also related to acquisitions in 2006. Obviously, you guys have acquired a number of properties, probably ahead of most people’s expectations. You’re lining up a few more. Is there a concern – you know, obviously with the leasing responsibility you guys have that there’s maybe a little too much on the plate right now?

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Larenwce Feldman: I think that’s a fair comment and I think it’s probably a fair comment looking back historically to 2005. We are addressing those issues in a big way, first by bringing in Wayne Snyder and, second, we expect to announce shortly some major moves in the leasing area to beef up our leasing team. So, we did go through a very aggressive acquisition (tear). We’re not nearly at the same pace of acquisitions that we were in the first half of 2005. And that’s given us a chance to have a breather and put in the organizational people and systems, combined with completing our Sarbanes-Oxley and other activities, so that as we get out into 2006 the framework (for) really growing the Company and taking it to the next level will be in place.

David Ronco: OK, thanks and then just one last question for Tom. Tom, can you go through the G&A numbers for the quarter again – what was essentially recurring and what’s non-recurring, and then …

Thomas Wirth: Yes, one of the things I just wanted to clarify is that I believe I said 7.1 million of MG&A for the fourth quarter. It’s going to be 1.7, so just to clarify that.

What I said about the G&A was that for the third quarter we were looking at our Sarbanes-Oxley costs, or about $350,000, and I’m looking for the year, for those costs, to be upwards of – total for the year of about $900,000, and would expect those to drop off to about half that number next year, just as an estimate for ‘06 on that run rate. And, for the fourth quarter, the $1.7 million is an increase off of the third quarter actual, and that increase is primarily due completely to, again, increased activity in the Sarbanes-Oxley area.

David Ronco: OK, so $900,000. And, then in terms of additional staffing needs, which Larry just alluded to, what would you expect that’s going to do to the G&A line going forward?

Thomas Wirth: Well, it’s going to probably increase it a bit, not as much as you would thing, although we are going to add these people, you know, in the area of construction and leasing, to the extent that they’re working on leases and we keep things in house and we save on outside costs. Some of those costs will be capitalized, but I do see a G&A – you know, I think our run rate will probably be closer to $1.4 to $1.5 million when we finish going through our numbers, but probably closer to one-five. Also, take into account, though, as we do JVs, while the number will be mitigated with fees we’ll be earning, although they will stay grossed up on the income statement, you will have fees coming in from our JVs to offset some of the G&A cost increases.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

David Ronco: OK. Thanks, guys.

Operator: We’ll go next to the site of Kelly Swiatek with Mercury Partners. Please go ahead, your line is open.

Kelly Swiatek: Good morning.

Male: Good morning, Kelly.

Kelly Swiatek: My question is regarding Harrisburg. It seems that the occupancy has dropped off quite bit. You commented on the drop at Stratford, but can you just comment on the eight-percent drop at Harrisburg?

Lawrence Feldman: I’m going to direct that comment to Jim Bourg, our chief operating officer in Phoenix.

Jim Bourg, Chief Operating Officer: Morning, Kelly.

Kelly Swiatek: Morning.

Jim Bourg: Yes, I think – you know, once again, I think we are looking at a second phase of that property right now, but we actually have not experienced a lot of the renewals. We’re seeing a downsizing of a lot of mall tenants, which contributed to that – existing tenants, particularly from the Limited Group, and with that downsizing actually reduced some of that occupancy.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Kelly Swiatek: OK.

Lawrence Feldman: The next phase, Kelly, on Harrisburg, as we have indicated in our previous conference call in the second quarter, is that we expect to build a movie theater, a book store and restaurant, or series of restaurants, out into a streetscape area. That will be coupled with what is already very strong long-term commitments from three major anchor tenants, such that the ends of the mall and the middle of the mall are solidified with three strong anchors, and then the restaurants and movies and bookstores will help bring the traffic out of the malls into the center. So, Harrisburg has experienced some same store sale pop, but it’s got a long way to go yet and we think that the next phase of redevelopment in Harrisburg will really bring that mall up sharply, in terms of sales.

Kelly Swiatek: OK. And, in terms of occupancy, do you see the 64 percent as a low, or can it go down farther from here?

Lawrence Feldman: I don’t anticipate much fallout beyond that. I think that’s pretty close to a bottom on Harrisburg.

Kelly Swiatek: OK. And you commented on decreased rents, you know, due to the redevelopment, but can you just explain why Colonie seems to have been hit the hardest with that?

Lawrence Feldman: I don’t know exactly why Colonie is singled out. What indication are you using for that, Kelly?

Kelly Swiatek: You guys had reported rents in March of 2368 and now it’s at 1959.

Lawrence Feldman: It could be due to reclassification. We went to a 10,000-square-foot calculation for same store shop sales throughout the portfolio.

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Kelly Swiatek: Oh.

Lawrence Feldman: It could be due to that re class, but we’ll check that and get back to you.

Thomas Wirth: Yes, Kelly, I’ll check that and get back to you with more specifics.

Kelly Swiatek: OK, great and just one final comment. You guys lost some credibility with the downward revision and, you know, we think you should be under promising and outperforming and you seem to have done the opposite, and we just wanted to reiterate that’s it critical to investors that it doesn’t happen again and we hope you can reassure us on that.

Lawrence Feldman: We do understand that, Kelly.

Kelly Swiatek: OK. Thank you very much.

Operator: We have a follow-up question from the site of Paul Morgan with Friedman Billings Ramsey. Please go ahead, your line is open.

Paul Morgan: Yes, I just wanted to focus for one second on Harrisburg. I mean, you know, you did a major redevelopment there and now you’re talking about sort of a sub – a phase two redevelopment. In your conversations with tenants about, you know, why they’re either leaving or not coming, is there a consistent message that you’re hearing? I mean this is really pretty important, because, if it has any implications for the other redevelopments and the timing of successful lease up, subsequent to the construction period – I mean what kind of color can you give on the experience there and whether it’s, you know, asset, or site specific, or says something more?

FELDMAN MALL PROPERTIES
Moderator: Larry Feldman
11-11-05/10:00 a.m. CT
Confirmation # 3188415

Lawrence Feldman: Well, with respect to Harrisburg, I think we had expected greater bounce from the occupancy. We did get a bounce and we continue to get a bounce, but it’s not to the degree we would like it to be and that’s why we are going to accelerate our phase two redevelopment there. Also, site specific is that the Limited has been shrinking all over the country, as you know, Paul, with the Express format not doing well and the Limited format not dong well.

The good news is that Bath & Body Works and Victoria’s Secret are doing well in that mall, as is typical with the Limited chain. So, I think what Jim just pointed out that part of that occupancy drop was specific to the Limited, so I wouldn’t necessarily read that there’s going to be some dwindling spiral in Harrisburg. I think this next phase is really going to take the mall to the next level.

Paul Morgan: OK, thanks.

Operator: There are no further questions at this time. I’d like to turn the conference back over to your host for any further and/or concluding comments at this time.

Lawrence Feldman: Thank you to all of our investors for attending our third quarter conference call. We look forward to talking with any of our investors at any time. Our door is wide open and we look forward to giving guidance in our next conference call to the first quarter and year-end. Thank you all for attending.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. We thank you for your participation. You may now disconnect your lines.

END